Exhibit 10.2

SECOND AMENDMENT  TO EMPLOYMENT AGREEMENT

This Second Amendment (the “Amendment”) to that certain Employment Agreement, dated as of March 29, 2010, which was subsequently amended as of August 11, 2010 (collectively, the “Employment Agreement”), by and between Air Lease Corporation, a Delaware corporation (the “Company”), and John L. Plueger (the “Executive”), is made as of May 30, 2013.  Any capitalized term not defined in this Amendment shall have the meaning set forth in the Employment Agreement.

WHEREAS, the Company and the Executive desire to extend the Term of the Employment Agreement; and

WHEREAS, the Company and the Executive desire to amend certain other provisions of the Employment Agreement.

NOW, THEREFORE, in consideration of the mutual agreements set forth herein, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto hereby agree as follows:

1.              Term.  Section 1 of the Employment Agreement shall be amended to change the “End Date” from “June 30, 2013” to “June 30, 2016.”

2.              Annual Bonus.  Section 3.2(a) of the Employment Agreement shall be replaced in its entirety with the following provision:

“Beginning calendar year 2013, the Executive’s target Annual Bonus shall be one hundred percent (100%) of his Annual Salary actually paid for such year and his maximum Annual Bonus shall be two hundred percent (200%) of his Annual Salary actually paid for such year, but the actual Annual Bonus shall be determined on the basis of the Company’s attainment of objective financial performance metrics or a combination of the Company’s attainment of such financial performance metrics and the Executive’s attainment of individual objectives, in each case as determined and approved by the Compensation Committee.  The Annual Bonus shall be paid in a lump sum, no later than March 15 of the calendar year following the calendar year to which such bonus relates.”

3.              Additional Three-Year Service Completion Bonus.  Section 3.2(c) of the Employment Agreement shall be amended by adding the following sentence at the end of such section:

“If the Executive is employed by the Company on the sixth anniversary of the Effective Date, the Executive shall receive a bonus in an amount equal to ten percent (10%) of the Executive’s then current rate of Annual Salary, payable in a lump sum on the tenth (10th) business day thereafter.”

4.              Deferred Bonus Plan.  Section 3.2(d) of the Employment Agreement shall be amended by adding the following sentence at the end of such section:

“If determined by the Compensation Committee, such bonus shall be granted pursuant to the terms and conditions of the Air Lease Corporation 2013 Cash Bonus Plan, as such plan may be amended from time to time (or any successor plan) and subject to the terms and conditions of the Company’s Amended and Restated Deferred Bonus Plan.”

5.              Treatment of Deferred Bonus Award in Year of Termination upon a Termination for Death or Disability.  Section 4(a)(iii) of the Employment Agreement shall be replaced in its entirety with the following provision: “to the extent a deferred bonus has not been granted in respect of the calendar year immediately preceding the calendar year in which such termination occurs, a deferred bonus pursuant to Section 3.2(d) with respect to the calendar year immediately preceding the calendar year in which such termination occurs, which bonus shall vest in full and shall be paid in a lump sum on the tenth (10th) business day following the date of such termination; and”

6.              Cause Termination.  Section 5.1(a) of the Employment Agreement shall be replaced in its entirety with the following provision:

“(a)  For purposes of this Agreement, “Cause” shall mean the Executive’s:  (i) conviction of, or plea of guilty or nolo contendere to, a felony or a crime of moral turpitude; (ii) willful fraud, misappropriation, dishonesty or embezzlement, having a material adverse financial, economic or reputational effect on the Company; (iii) willful misconduct or gross or willful neglect in the performance of duties hereunder or (iv) breach in any material respect of the terms and provisions of this Agreement; provided, that, in the event of a termination of the Executive’s employment pursuant to clause (iii) or (iv), the Company shall provide the Executive with a Notice of Termination at any time not more than thirty (30) days following the occurrence of any of the events described in such clause (or, if later, the Company’s knowledge thereof), and the Executive shall have thirty (30) days following the provision of such Notice of Termination to cure the basis for termination specified in such notice; provided further, that a termination for Cause shall not be effective unless approved by a vote of the majority of the entire Board of Directors (or such other vote require pursuant to the by-laws of the Company) at a meeting duly called and held at which the Executive shall have the right to be present and be heard.  A “Notice of Termination” means a written notice which (I) indicates the specific termination provision in this Agreement relied upon, (II) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated and (III) specifies the date on which the Executive’s employment shall terminate (which date shall be not less than thirty (30) days or more than sixty (60) days after the giving of such notice).”

7.              Certain Terminations of Employment.  Sections 5.2(b) and (c) of the Employment Agreement shall be replaced in their entirety with the following provisions:

“(b)                           The Company may terminate the Executive’s employment at any time with or without Cause, and the Executive may terminate the Executive’s employment with the Company for Good Reason pursuant to Section 5.2(a).  If the Company terminates the Executive’s employment and the termination is not covered by Section 4 or 5.1, or the Executive terminates his employment for Good Reason, in each case during the Term,

(i) the Executive shall receive Annual Salary and other benefits earned and accrued under this Agreement prior to the date of termination (and reimbursement under this Agreement for expenses incurred prior to the date of termination), as well as any Annual Bonus earned with respect to a calendar year completed during the Term but not yet paid, to be paid in a lump sum on the thirtieth (30th) day following the date of such termination;

(ii) (A) (x) the Executive shall receive a prorated Annual Bonus with respect to the calendar year in which such termination occurs, based on actual performance and payable in a lump sum by March 15 of the calendar year following the calendar year to which such bonus relates; or (y) if such termination occurs within twenty-four (24) months following a Change in Control (as defined in the Amended and Restated Air Lease Corporation 2010 Equity Incentive Plan, as amended from time to time, or any successor plan), in lieu of the benefit set forth in clause (x) of this Section 5.2(b)(ii)(A), the Executive shall receive a prorated portion of the target Annual Bonus with respect to the calendar year in which such termination occurs, payable in a lump sum on the thirtieth (30th) day following the date of termination, and (B) to the extent a deferred bonus has not been granted in respect of the calendar year immediately preceding the calendar year in which such termination occurs, the Executive shall receive a deferred bonus pursuant to Section 3.2(d) with respect to the calendar year immediately preceding the calendar year in which such termination occurs, which deferred bonus shall vest pro rata (beginning January 1 of the calendar year following the calendar year with respect to which the deferred bonus is granted ) and shall be paid in a lump sum on the thirtieth (30th) day following the date of termination; provided that if such termination occurs within twenty-four (24) months following a Change in Control, such deferred bonus shall vest in full and shall be paid in a lump sum on the thirtieth (30th) day following the date of termination;

(iii) (A) subject to compliance with the Executive’s covenants set forth in Section 6 below, (w) the Executive shall receive an amount equal to two (2) times the sum of (a) the Annual Salary in effect as of the date of termination and (b) the average of the Annual Bonus payments received during the thirty-six (36) month period immediately prior to date of termination, such amount payable in substantially equal installments in accordance with the customary payroll practices of the Company applicable to senior executives during the period commencing on the date of termination and ending on the second anniversary of the date of termination (the “Continuation Period”); provided, however, that no payments under clause (w) of this Section 5.2(b)(iii)(A) shall be made prior to the first payroll date occurring on or after the thirtieth (30th) day following the date of termination (such payroll date, the “First Payroll Date”) (with amounts otherwise payable prior to the First Payroll Date paid on the First Payroll Date without interest thereon), (x) subject to the Executive’s valid election to continue healthcare coverage under applicable law, the Executive shall receive through the end of the Continuation Period, continuing coverage under the group health plans in which the Executive was participating at the time of termination of employment; provided, however, that (a) if any plan pursuant to which such benefits are provided is not, or ceases prior to the expiration of the period of continuation coverage to be, exempt from the application of Section 409A of the Internal Revenue Code under Treasury Regulation Section 1.409A-1(a)(5), or (b) the Company is otherwise unable to continue to cover the Executive under its group health plans (including without limitation, Section 2716 of the Public Health Service Act), then, in either case, an amount equal to each remaining Company subsidy shall thereafter be paid to the Executive as currently taxable compensation in substantially equal monthly installments over the continuation coverage period (or the remaining portion thereof), (y) the Company shall continue to pay the premiums for the Executive’s term life insurance described in Section 3.3(b) through the end of the Continuation Period, and (z) any deferred bonuses granted but not yet paid pursuant to Section 3.2(d), with respect to years prior to the year in which the termination of the Executive’s employment occurred, shall vest pro rata (beginning January 1 of the calendar year following the calendar year with respect to which the deferred bonus is granted ) and shall be paid in a lump sum on the thirtieth (30th) day following the date of termination.  For the avoidance of doubt, if the Executive was granted a deferred bonus in respect of calendar year 2012 which was scheduled to vest on December 31, 2014 and the Executive was terminated on March 31, 2014, the Executive would vest as to sixty-two and one-half percent (62.5%) of such deferred bonus award;

or (B) if such termination occurs within twenty-four (24) months following a Change in Control, in lieu of the benefit set forth in clause (A) of this Section 5.2(b)(iii), (w) the Executive shall receive an amount equal to three (3) times the sum of (a) the Annual Salary in effect as of the date of termination and (b) the target Annual Bonus with respect to the calendar year in which such termination occurs, (x) the Executive shall receive a cash payment representing the COBRA costs of providing benefits under the group health plans in which the Executive was participating at the time of termination of employment for two (2) years, (y) the Executive shall be entitled to a lump sum payment of the premiums for the Executive’s term life insurance described in Section 3.3(b) for a period of two (2) years, and provided that the Change in Control also constitutes a change in control event pursuant to Treasury Regulations Section 1.409A-3(i)(5)(v), the amounts set forth in clauses (w) through (y) of this Section 5.2(b)(iii)(B) shall be paid in a lump sum on the thirtieth (30th) day following the date of termination, or if the Change in Control does not constitute a change in control event pursuant to Treasury Regulations Section 1.409A-3(i)(5)(v), each of such amounts set forth in clauses (w) through (y) of this Section 5.2(b)(iii)(B) shall be payable in substantially equal installments in accordance with the customary payroll practices of the Company applicable to senior executives during the period commencing on the date of termination and ending on the second anniversary of the date of termination; provided, further, that no such payments shall be made prior to the First Payroll Date (with amounts otherwise payable prior to the First Payroll Date paid on the First Payroll Date without interest thereon), and (z) any deferred bonuses granted but not yet paid pursuant to Section 3.2(d), with respect to years prior to the year in which the termination of the Executive’s employment occurred, shall vest in full and shall be paid in a lump sum on the thirtieth (30th) day following the date of termination;

(iv) to the extent not previously vested as of the date of such termination, the RSUs shall be subject to accelerated time-vesting, but shall remain subject to any unmet performance conditions set forth in the applicable RSU Agreement and, for this purpose, shall remain outstanding until the end of the applicable performance period, and the Executive’s rights to benefits and payments under any other stock option, restricted stock unit or other award granted under an equity-based incentive plan of the Company shall be determined in accordance with the terms and provisions of such plans and any agreements under which such stock options, restricted stock units or other awards were granted; and

(v) the Executive shall have no further rights to any other compensation or benefits hereunder on or after the termination of employment, or any other rights hereunder.

Notwithstanding the foregoing, it shall be a condition to the Executive’s right to receive the amounts provided for in Section 5.2(b)(ii) and 5.2(b)(iii) that the Executive execute and deliver to the Company a release of claims in substantially the form attached hereto as Exhibit B (the “Release) within twenty-one (21) days following the date of termination of the Executive’s employment and that the Executive not revoke such release within seven (7) days thereafter.

(c)                                  Notwithstanding clause (iii)(B) of Section 5.2(b), (i) nothing herein shall restrict the ability of the Company to amend or terminate the plans and programs referred to in such clause (iii)(B) from time to time in its sole discretion, and (ii) the Company shall in no event be required to provide any benefits otherwise required by such clause (iii)(B) after such time as the Executive becomes entitled to receive benefits of the same type from another employer or recipient of the Executive’s services (such entitlement being determined without regard to any individual waivers or other similar arrangements).”

8.              Notices.  The references to “Suite 600N” in Section 7.5(a) and (b) shall be replaced with “Suite 1000N.”

9.              Parachute Payments.  The following shall be added as a new Section 7.17:

“7.17  Parachute Payments.  If any payment or benefit the Executive would receive pursuant to the Employment Agreement or otherwise, including accelerated vesting of any equity compensation (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code, and (ii) but for this sentence, be subject to the excise tax set forth in Section 4999 of the Internal Revenue Code (“Excise Tax”), then such Payment shall be reduced to the Reduced Amount.  The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in the Executive’s receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax.  If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, reduction shall occur in the following order: (A) cash payments shall be reduced first and in reverse chronological order such that the cash payment owed on the latest date following the occurrence of the event triggering such Excise Tax will be the first cash payment to be reduced; (B) accelerated vesting of stock awards shall be cancelled/reduced next and in the reverse order of the date of grant for such stock awards (i.e., the vesting of the most recently granted stock awards will be reduced first), with full-value awards reversed before any stock option or stock appreciation rights are reduced; and (C) employee benefits shall be reduced last and in reverse chronological order such that the benefit owed on the latest date following the occurrence of the event triggering such Excise Tax will be the first benefit to be reduced.  The Company shall appoint a nationally recognized accounting firm to make the determinations required under this Section 7.17 and perform the foregoing calculations.  The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder.  The accounting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to the Company and the Executive within fifteen (15) calendar days after the date on which right to a Payment is triggered (if requested at that time by the Company or the Executive) or such other time as requested by the Company or the Executive.  If the accounting firm determines that no Excise Tax is payable with respect to a Payment, either before or after the application of the Reduced Amount, it shall furnish the Company and the Executive with an opinion reasonably acceptable to the Executive that no Excise Tax will be imposed with respect to such Payment.  Any good faith determinations of the accounting firm made hereunder shall be final, binding and conclusive upon the Company and the Executive.”

10.       Terminations.  The following shall be added as a new Section 7.18:

“7.18  Terminations.  Upon termination of the Executive’s employment for any reason, unless otherwise specified in a written agreement between the Executive and the Company, the Executive shall be deemed to have resigned from all offices, directorships, and other employment positions if any, then held with the Company, and shall take all actions reasonably requested by the Company to effectuate the foregoing.”

11.       Governing Law.  This Amendment shall be governed by and construed in accordance with the laws of the State of California without regard to any principles of conflicts of law which could cause the application of the laws of any jurisdiction other than the State of California.

12.             Binding Effect.  This Amendment shall be binding upon and inure to the benefit of the parties and their respective successors, permitted assigns, heirs, executors and legal representatives.

13.             No Other Changes.  Except as expressly set forth herein, all of the provisions of the Employment Agreement shall remain unchanged and in full force and effect.  After the date hereof, any reference to the Employment Agreement shall mean the Employment Agreement as amended or modified hereby.

14.             Counterparts.  This Amendment may be executed by the parties hereto in separate counterparts (including by facsimile or .pdf or .tif attachment to electronic mail), each of which when so executed and delivered shall be an original but all such counterparts together shall constitute one and the same instrument.  Each counterpart may consist of two copies hereof each signed by one of the parties hereto.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have signed their names as of the day and year first above written.

AIR LEASE CORPORATION

By:	/s/ Ronald D. Sugar
Name:	Ronald D. Sugar
Title:	Chair, Compensation Committee

JOHN L. PLUEGER

/s/ JOHN L. PLUEGER